CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Cutler Income Fund, a series of shares of beneficial interest in The Cutler Trust and to the use of our report dated November 28, 2011, with respect to the financial statements and financial highlights of Elite Income Fund, (a series of shares of beneficial interest of Elite Group of Mutual Funds).  Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders (Elite Income Fund) which is incorporated by reference into the Statement of Additional Information.

BBD, LLP
Philadelphia, Pennsylvania
September 25, 2012